Exhibit 99.1

Headquarters
3000 Riverchase Galleria
Suite 1700
Birmingham, AL 35244 USA

www.walterenergy.com

Press Release

Walter Energy Updates First Quarter Outlook;

Reaffirms Full-Year Production Guidance

Birmingham, AL - March 26, 2012 - Walter Energy, Inc. (NYSE:  WLT) (TSX:  WLT), the world’s leading, publicly traded pure-play producer of metallurgical (met) coal for global industry, today provided an outlook on first quarter performance and reaffirmed full-year metallurgical coal production guidance.

“Compared with the fourth quarter of 2011, we expect strong production growth, but revenue and profitability will be disappointing due to flat sales volume and weaker coal prices experienced across the industry in the first quarter of 2012,” said Walt Scheller, Chief Executive Officer. “We remain confident that production will be within the guidance provided for 2012, and we continue to take steps to optimize production at our highest-margin mines to help offset weakening global metallurgical coal prices.”

Production Outlook

Walter Energy expects met coal production in the range of 2.8 million to 2.9 million metric tons (MMTs) for the first quarter of 2012, up 16% to 21% from 2.4 million MMTs in the fourth quarter of 2011. Walter Energy continues to expect 2012 full-year met coal production between 11.5 MMTs and 13 MMTs, with approximately 75% of annual production being high-margin hard coking coal (HCC) and 25% pulverized coal injection (PCI).

To support margins, beginning in the second quarter 2012 Walter Energy will decrease production from its lower-margin Maple underground coal mine in West Virginia by approximately 35% due to market conditions for Maple’s production. The reduction will be offset in part by increased output of higher-margin HCC from Alabama and Canada.

The Maple underground coal mine produces about 60,000 metric tons (MTs) of high-volatile (vol) met coal each month and has about 230 employees, most of whom will remain with Walter Energy at Maple and other locations. The production decrease will effectively idle the Maple mine for approximately 10 days per month. Walter Energy will continue to monitor market demand for high-vol products and may further adjust production to reflect market conditions.

Sales Volume and Price Outlook

First quarter 2012 met coal sales volume will likely remain unchanged from the fourth quarter last year at 2.4 MMTs. Walter Energy expects approximately 240,000 MTs of first quarter 2012 production to be shipped to customers early in the second quarter due to shipload scheduling and customer preference.

Reflecting current trends in global coal markets, Walter Energy’s met coal prices for the first quarter of 2012 will likely average about $220 per MT for HCC and $180 per MT for low-vol PCI. That represents a decline of approximately 10% for HCC and approximately 15% for low-vol PCI coal from the fourth quarter of last year, inclusive of the impact of carryover tons from past quarters.

About Walter Energy

Walter Energy is the world’s leading, publicly traded pure-play metallurgical coal producer for global industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,400 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2011 Annual Report on Form 10-K and subsequent filings with the SEC, which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

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Investor Relations Contact:

Paul Blalock

Vice President, Investor Relations

205.745.2627

paul.blalock@walterenergy.com